Exhibit 99.1
Amicus Therapeutics Announces Continued Progress on Global Phase 3
Program for Fabry Disease and Second Quarter 2010 Financial Results
Enrollment for Phase 3 U.S. registration trial expected to complete by year end and results expected mid-2011; Phase 3 E.U. registration trial and Phase 2 trial of co-administration with enzyme replacement therapy expected to commence before year end
CRANBURY, N.J., August 5, 2010 — Amicus Therapeutics (Nasdaq: FOLD) today announced financial results for the quarter ended June 30, 2010, provided an update on its product development pipeline and reiterated guidance for timelines related to its Phase 3 program with Amigal (migalastat HCl) for the treatment of Fabry disease.
John F. Crowley, Chairman and CEO of Amicus Therapeutics stated, “Our global Phase 3 program with Amigal for Fabry disease is our number one priority and we are very pleased with the progress. Our team is focused on completing enrollment for our U.S. registration trial as well as commencing our European registration trial before year end. We are committed to solid execution and remain confident in the likelihood of success of the program.”
Second Quarter Financial Summary
As of June 30, 2010, Amicus held $69.0 million of cash, cash equivalents, and marketable securities.
For the three months ended June 30, 2010, Amicus reported a net loss of $11.3 million, or $0.41 per share attributable to common stockholders, compared to a net loss of $13.6 million, or $0.60 per share attributable to common stockholders for the same period in 2009.
Pipeline Overview
Amigal™ (migalastat HCl) for the Treatment of Fabry Disease
The Phase 3 U.S. registration study (Study 011) of migalastat HCl remains the Company’s number one priority. Study 011 is being conducted at approximately 40 investigational sites worldwide, and the Company expects to complete enrollment by the end of 2010. The Company expects to report preliminary results from this study in mid-2011.
As previously announced, Amicus expects to commence an additional Phase 3 study (Study 012) before year end. Study 012, a registration trial designed to support approval in the European Union, will be an 18-month, randomized, open-label study comparing migalastat HCl to enzyme replacement therapy (ERT) in approximately 60 subjects. The primary outcome of efficacy will be renal function as measured by glomerular filtration rate (GFR).
Chaperone-ERT Co-administration Therapy Programs
Amicus continues to evaluate the co-administration use of both migalastat HCl and AT2220 (1-deoxynojirimycin HCl) with enzyme replacement therapy (ERT) in mouse models of Fabry and Pompe disease, respectively. The Company previously reported that preclinical studies of both combinations demonstrated that co-administration of the chaperone with ERT resulted in prolonged half-life of ERT in the circulation, increased enzyme activity in cells and greater substrate reduction in target tissues compared to that seen with ERT alone. Amicus has also completed promising preclinical in vitro studies of its chaperone Plicera™ (afegostat tartrate) co-administered with ERT for Gaucher disease.
Amicus remains encouraged by these positive preclinical data and plans to initiate a Phase 2 study with migalastat HCl co-administered with ERT for Fabry disease before the end of 2010. In addition, the Company continues to evaluate options for clinical development of AT2220 and ERT for Pompe disease and afegostat tartrate and ERT for Gaucher disease.

Neurodegenerative Disease Programs
Amicus continues to advance its preclinical neurodegenerative disease programs. As previously reported, Amicus presented data from preclinical studies that evaluated the chaperone AT2101 in mouse models of Parkinson’s disease. The studies demonstrated that treatment with AT2101 increased the activity of β-glucocerebrosidase (GCase), prevented accumulation of α-synuclein in the brain and improved motor function as assessed in various behavioral tests. At that time, the Company also announced that new compounds have been identified that improve on the properties of AT2101 and expand the range of doses and regimens that show motor improvement in mouse models of the disease.
Amicus’ second, neurodegenerative pharmacological chaperone program is for the treatment of Alzheimer’s disease. As previously announced, Amicus was awarded a grant of $210,000 from the Alzheimer’s Drug Discovery Foundation (ADDF). The grant from the ADDF is funding preclinical studies to evaluate the use of pharmacological chaperones for the treatment of Alzheimer’s disease. Additionally, Amicus continues to develop other pharmacological chaperone approaches for the treatment of Alzheimer’s disease.
2010 Financial Guidance
As previously reported, the Company expects to spend a total of $45 to $55 million on 2010 operating expenses. The current cash position is expected to remain sufficient to fund operations and capital expenditure requirements into the second half of 2011.
Conference Call and Webcast
Amicus Therapeutics will host a conference call and webcast today, August 5, 2010 to review financial results and provide a corporate update. Interested participants and investors may access the conference call at 5 p.m. EDT by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international). A telephonic replay of the call will be available for seven days beginning at 8 p.m. EDT. Access numbers for this replay are 800-642-1687 (U.S./Canada) and 706-645-9291 (international); participant code 87685684.
An audio webcast can also be accessed via the investor section of the Amicus Therapeutics Web site at www.amicustherapeutics.com under Investors: Events and Presentations. Web participants are encouraged to go to the Web site 15 minutes prior to the start of the call to register, download and install any necessary software. After the live webcast, an audio webcast replay will remain available in the Investors section of the Amicus Therapeutics Web site for 30 days.
Amicus’ press releases are available at www.amicustherapeutics.com.
About Amicus Therapeutics
Amicus Therapeutics is a biopharmaceutical company focused on developing treatments for rare diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and CNS diseases. Amicus’ lead program is in Phase 3 for the treatment of Fabry disease.

Forward-Looking Statements
This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors/Media:
Jenene Thomas
Director, Investor Relations
Amicus Therapeutics
Jthomas@amicustherapeutics.com
609-662-5084
FOLD —G

Table 1
Amicus Therapeutics, Inc.
(a development stage company)
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

					Period from
					February 4, 2002
					(inception)
	Three Months		Six Months		to
	Ended June 30,		Ended June 30,		June 30,
	2009	2010	2009	2010	2010
Revenue:
Research revenue	$4,667	$—	$8,580	$—	$31,108
Collaboration revenue	694	—	1,389	—	50,000

Total revenue	5,361	—	9,969	—	81,108

Operating Expenses:
Research and development	13,470	8,137	25,345	17,026	192,748
General and administrative	5,223	4,020	10,419	7,945	85,654
Restructuring charges	—	—	—	—	1,522
Impairment of leasehold improvements	—	—	—	—	1,030
Depreciation and amortization	519	529	1,024	1,066	7,485
In-process research and development	—	—	—	—	418

Total operating expenses	19,212	12,686	36,788	26,037	288,857

Loss from operations	(13,851)	(12,686)	(26,819)	(26,037)	(207,749)
Other income (expenses):
Interest income	269	35	795	88	13,845
Interest expense	(41)	(55)	(71)	(137)	(2,063)
Change in fair value of warrant liability	—	1,391	—	1,595	1,141
Other expense	—	—	—	—	(1,116)

Loss before tax benefit	(13,623)	(11,315)	(26,095)	(24,491)	(195,942)
Benefit from income taxes	—	—	—	—	695

Net loss	(13,623)	(11,315)	(26,095)	(24,491)	(195,247)
Deemed dividend	—	—	—	—	(19,424)
Preferred stock accretion	—	—	—	—	(802)

Net loss attributable to common stockholders	$(13,623)	$(11,315)	$(26,095)	$(24,491)	$(215,473)

Net loss attributable to common stockholders per common share — basic and diluted	$(0.60)	$(0.41)	$(1.15)	$(0.94)

Weighted-average common shares outstanding — basic and diluted	22,618,026	27,623,297	22,615,951	25,956,366

Source: FOLD -G